Exhibit 99.1

Alan Lowe Joining Modine Board of Directors

RACINE, Wis., July 21, 2025 -- Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that Alan Lowe joined the Company's Board of Directors effective July 18, 2025.

Mr. Lowe served as President and Chief Executive Officer of Lumentum Holdings Inc., a leading global manufacturer of optical and photonic products to end markets including artificial intelligence, cloud computing, telecommunications, and industrial from July 2015 to February 2025. Prior to Lumentum’s spin-out from Viavi Solutions Inc. in 2015, Mr. Lowe served as Senior Vice President of Viavi’s Commercial Lasers business beginning in 2007, and then as Viavi’s Executive Vice President and President of its Communications and Commercial Optical Products business beginning in 2008. Prior to joining Viavi, Mr. Lowe was Senior Vice President, Customer Solutions Group, at Asyst Technologies, Inc., a leader in automating semiconductor and flat panel display fabs. Prior to that, he served as the President and Chief Executive Officer of Read-Rite Corporation, a manufacturer of thin-film recording heads for disk and tape drives.

Since November 2024, Mr. Lowe also has been a member of the Board of Directors of Qorvo, Inc., a leading provider of radio frequency and power solutions for numerous product applications, including wireless, IoT, defense and automotive.

“We are very pleased to welcome Alan to the Modine Board,” said Marsha Williams, Chairperson, Modine Board of Directors. “Alan's extensive executive management experience with publicly traded companies in the technology and manufacturing sectors, both in the United States and internationally, will be valuable as we continue to advance our transformation at Modine.”

Mr. Lowe holds a Bachelor of Arts in Computer Science and Business Economics from University of California, Santa Barbara. He will serve on the Audit and Corporate Governance committees and will stand for election at Modine's 2026 annual meeting of shareholders.

About Modine

For more than 100 years, Modine has solved the toughest thermal management challenges for mission-critical applications. Our purpose of Engineering a Cleaner, Healthier World™ means we are always evolving our portfolio of technologies to provide the latest heating, cooling, and ventilation solutions. Through the hard work of more than 11,000 employees worldwide, our Climate Solutions and Performance Technologies segments advance our purpose with systems that improve air quality, reduce energy and water consumption, lower harmful emissions, enable cleaner running vehicles, and use environmentally friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe, and Asia. For more information about Modine, visit modine.com.

Investor Contact

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com